Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-143069 pertaining to the 2007 Incentive Award Plan of Skilled Healthcare Group, Inc. and Form S-8 No. 333-159026 pertaining to the Amended and Restated 2007 Incentive Award Plan of Skilled Healthcare Group, Inc. of our reports dated February 14, 2010, with respect to the consolidated financial statements and schedule of Skilled Healthcare Group, Inc., and the effectiveness of internal control over financial reporting of Skilled Healthcare Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young, LLP

Irvine, California

February 14, 2011